EXHIBIT 99.1

Otelco Reports Fourth Quarter and 2016 Results

ONEONTA, Ala., March 06, 2017 (GLOBE NEWSWIRE) -- Otelco Inc. (NASDAQ:OTEL), a wireline telecommunications services provider in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia and a provider of cloud hosting and managed services, today announced results for its fourth quarter and year ended December 31, 2016. Key highlights for Otelco include:

  Total revenues of $16.8 million for fourth quarter 2016 and $68.9 million for 2016.
  Operating income of $4.6 million for fourth quarter 2016 and $18.8 million for 2016.
  Net income of $0.9 million for fourth quarter 2016 and $5.1 million for 2016.
  Adjusted EBITDA (as defined below) of $6.7 million for fourth quarter 2016 and $28.1 million for 2016.

During fourth quarter 2016, Otelco accepted the FCC’s A-CAM offer in the five states where it was applicable to the Company. The program will allow the Company to enhance and build out its broadband network to provide increased speed and accessibility to customers. The new model-based support provides approximately $1.5 million more in revenue and EBIDTA compared with the revenue it replaces in 2016, including the one state which remains on the historical support program. In addition, A-CAM provides revenue clarity for the next ten years.

The Company also announced it has selected a replacement product for all of its billing and operations systems to put the Company on a common platform across its entire operation. Rob Souza, President and Chief Executive Officer of Otelco, stated, “The conversion planning has begun and we expect the completion of the system conversion over the next 12 months to create an opportunity for more granular customer data, better customer service and improved efficiency of handling customer requirements.”

Fourth quarter 2016 net income and Consolidated EBITDA declined from the same period in 2015 driven by decline in residential voice service, as well as the impact of the FCC’s 2011 access rate order. Higher interest costs associated with the Company’s new credit agreements also had a negative impact on net income.

The Company is pleased with the results of its new products on the non-regulated side. HPBX lines grew by 5.3% in 2016. In addition, during the fourth quarter, the Company was awarded a contract to provide internet and voice service to the community of Leverett, Massachusetts. Coordination of the conversion of over 600 residential lines to the Company’s service has started, and the work should be completed by early second quarter 2017. In December, Otelco also signed a long-term fiber IRU with a national carrier that will enhance Otelco’s transport revenue beginning in March.

Cash grew to $10.5 million at December 31, 2016, from $9.3 million at September 30, 2016, and $6.9 million at December 31, 2015. In addition to the quarterly $1.0 million principal payment on its senior credit facility, Otelco expects to make an “excess cash flow” payment of $3.1 million this week as it continues to de-lever its balance sheet.

“Last quarter, we announced the engagement of The Bank Street Group LLC to explore the Company’s strategic alternatives,” added Souza. “Since the announcement, there have been a number of industry announcements regarding the continuing consolidation activity in the broader telecom market. Management and the Board of Directors are actively involved in our ongoing process. The Company will continue to restrict public comments to those required by applicable law.”

Fourth Quarter 2016 Financial Summary
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Change
	2016	2015	Amount	Percent
Revenues	$16,833	$17,717	$(884)	(5.0)%
Operating income	$4,607	$5,072	$(465)	(9.2)%
Interest expense	$2,703	$1,906	$797	41.8%
Net income available to stockholders	$947	$1,844	$(897)	(48.6)%
Basic net income (loss) per share	$0.30	$0.57	$(0.27)	(47.4)%
Diluted net income (loss) per share	$0.27	$0.54	$(0.27)	(50.0)%

Consolidated EBITDA(1)	$6,703	$7,366	$(663)	(9.0)%
Capital expenditures	$2,770	$2,043	$727	35.6%

	Year Ended December 31,		Change
	2016	2015	Amount	Percent
Revenues	$68,944	$71,102	$(2,158)	(3.0)%
Operating income	$18,813	$19,255	$(442)	(2.3)%
Interest expense	$10,634	$7,894	$2,740	34.7%
Net income available to stockholders	$5,146	$7,484	$(2,338)	(31.2)%
Basic net income per share	$1.57	$2.31	$(0.74)	(32.0)%
Diluted net income per share	$1.51	$2.26	$(0.75)	(33.2)%

Consolidated EBITDA(1)	$28,078	$29,667	$(1,589)	(5.4)%
Capital expenditures	$6,879	$6,612	$267	4.0%

Reconciliation of Consolidated EBITDA to Net Income
	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income	$947	$1,844	$5,146	$7,484
Add: Depreciation	1,809	1,922	7,137	7,678
Interest expense less interest income	2,389	1,690	9,236	7,010
Interest expense - amortize loan cost	314	215	1,397	880
Income tax expense	958	1,329	3,658	4,944
Amortization - intangibles	142	262	885	1,200
Loan fees	40	25	204	100
Stock-based compensation (earn out)	-	-	-	71
Stock-based compensation (board and senior management)	104	79	415	292
Other excluded expense	-	-	-	8
Consolidated EBITDA(1)	$6,703	$7,366	$28,078	$29,667

(1) Consolidated EBITDA is defined as consolidated net income (loss) plus consolidated net interest expense, depreciation and amortization, income taxes and certain other fees, expenses and non-cash charges reducing consolidated net income. Consolidated EBITDA is a supplemental measure of the Company’s performance that is not required by, or presented in accordance with, accounting principles generally accepted in the United States (“GAAP”). Consolidated EBITDA corresponds to the definition of Consolidated EBITDA in the Company’s credit facilities. The lenders under the Company’s credit facilities utilize this measure to determine compliance with credit facility requirements. The Company uses Consolidated EBITDA as an operational performance measurement to focus attention on the operational generation of cash, which is used for reinvestment into the business; to repay its debt and to pay interest on its debt; to pay income taxes; and for other corporate requirements. The Company reports Consolidated EBITDA to allow current and potential investors to understand this performance metric and because the Company believes that it provides current and potential investors with helpful information with respect to the Company’s operating performance. However, Consolidated EBITDA should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP. The Company’s presentation of Consolidated EBITDA may not be comparable to similarly titled measures used by other companies.

Otelco Inc. - Key Operating Statistics
(Unaudited)				Quarterly	Annual
As of	December 31,	September 30,	December 31,	% Change from	% Change from
	2015	2016	2016	September 30, 2016	December 31, 2015
Business/Enterprise
CLEC
Voice lines	18,606	17,409	17,034	(2.2)%	(8.4)%
HPBX seats	10,740	11,291	11,314	0.2%	5.3%
Data lines	3,629	3,704	3,655	(1.3)%	0.7%
Wholesale network lines	2,743	2,633	2,550	(3.2)%	(7.0)%
Classifax	140	174	173	(0.6)%	23.6%
RLEC
Voice lines	16,123	16,678	16,621	(0.3)%	3.1%
Data lines	1,539	1,654	1,634	(1.2)%	6.2%
Access line equivalents (1)	53,520	53,543	52,981	(1.0)%	(1.0)%

Residential
CLEC
Voice lines	225	209	199	(4.8)%	(11.6)%
Data lines	282	262	249	(5.0)%	(11.7)%
RLEC
Voice lines	23,143	21,502	20,978	(2.4)%	(9.4)%
Data lines	20,089	19,811	19,622	(1.0)%	(2.3)%
Access line equivalents (1)	43,739	41,784	41,048	(1.8)%	(6.2)%

Otelco access line equivalents (1)	97,259	95,327	94,029	(1.4)%	(3.3)%

Video	3,648	3,338	3,350	0.4%	(8.2)%
Security systems	326	357	352	(1.4)%	8.0%
Other internet lines	2,840	2,637	2,570	(2.5)%	(9.5)%

(1) The Company defines access line equivalents as retail and wholesale voice lines (including Classifax, the Company’s virtual faxing solution) and data lines (including cable modems, digital subscriber lines, and dedicated data access trunks).

FINANCIAL DISCUSSION FOR FOURTH QUARTER 2016:

Revenues

Total revenues decreased 5.0% in the three months ended December 31, 2016, to $16.8 million from $17.7 million in the three months ended December 31, 2015. The decrease in residential RLEC access line equivalents and access revenue decreases due to the FCC’s inter-carrier compensation reform order (the “FCC’s order”) account for the majority of the decline, which was partially offset by an increase in internet, video and security and managed services revenue. The table below provides the components of the Company’s revenues for the three months ended December 31, 2016, compared to the same period of 2015.

	Three Months Ended December 31,			Change
	2016	2015	Amount		Percent

	(unaudited, dollars in thousands)
Local services	$5,741	$6,204	$(463)		(7.5)%
Network access	5,031	5,498	(467)		(8.5)%
Internet	3,924	3,786	138		3.6%
Transport services	1,168	1,330	(162)		(12.2)%
Video and security	725	669	56		8.4%
Managed services	244	230	14		6.1%
Total	$16,833	$17,717	$(884)		(5.0)%

Local services revenue decreased 7.5% in the three months ended December 31, 2016, to $5.7 million from $6.2 million in the three months ended December 31, 2015. The decline in RLEC residential voice access lines and the impact of the FCC’s order, which reduced or eliminated intrastate and local cellular revenue, accounted for a decrease of $0.3 million. A portion of the RLEC decrease is recovered through the Connect America Fund, which is categorized as interstate access revenue. The decline in long distance and special line revenue accounted for a decrease of $0.2 million. Network access revenue decreased 8.5% in the three months ended December 31, 2016, to $5.0 million from $5.5 million in the three months ended December 31, 2015. A $0.3 million increase in the Connect America Fund was partially offset by a $0.1 million decrease in end user-based fees. In addition, special access charges decreased $0.2 million and switched access decreased $0.5 million. Internet revenue increased 3.6% in the three months ended December 31, 2016, to $3.9 million from $3.8 million in the three months ended December 31, 2015. Higher equipment fees and increased speed accounted for the increase. Transport services revenue decreased 12.2% in the three months ended December 31, 2016, to $1.2 million from $1.3 million in the three months ended December 31, 2015, reflecting customer churn and market pricing. Video and security revenue in the three months ended December 31, 2016, increased 8.4% from the three months ended December 31, 2015, to slightly more than $0.7 million from slightly under $0.7 million reflecting increases in IPTV and security revenue. Managed services revenue increased 6.1% in the three months ended December 31, 2016, over the comparable period in 2015 to remain at just over $0.2 million, reflecting increases in both cloud hosting and professional services revenue.

Operating Expenses

Operating expenses in the three months ended December 31, 2016, decreased 3.3% to $12.2 million from $12.6 million in the three months ended December 31, 2015. Cost of services decreased 3.1% to $7.9 million in the three months ended December 31, 2016, from $8.2 million in the three months ended December 31, 2015. Customer service and sales expense decreased $0.1 million; Hosted PBX equipment expense decreased $0.1 million; and resale facility expense decreased $0.1 million. These decreases were partially offset by an increase of $0.1 million in access, digital circuit and buried cable expense. Selling, general and administrative expenses increased 2.7% to $2.4 million in the three months ended December 31, 2016, from $2.3 million in the three months ended December 31, 2015. The increase was attributable to a one-time benefit in 2015 associated with the end of an executive retirement liability from a 2003 acquisition. Depreciation and amortization decreased 10.2% in the three months ended December 31, 2016, to $2.0 million from $2.2 million in three months ended December 31, 2015. The amortization of other intangible assets in New England decreased $0.1 million and CLEC depreciation decreased $0.1 million.

Operating Income

Operating income in the three months ended December 31, 2016, decreased 9.2% to $4.6 million from $5.1 million in the three months ended December 31, 2015, primarily related to the decrease in revenue for the period.

Interest Expense

Interest expense in the three months ended December 31, 2016, increased 41.8% to $2.7 million from $1.9 million in the three months ended December 31, 2015. Higher interest rates on the Company’s current loan facilities accounted for an increase of $0.7 million and higher loan cost amortization accounted for an increase of $0.1 million.

Net Income
Based on the changes noted above, net income decreased $0.9 million to $0.9 million for the three months ended December 31, 2016, when compared to $1.8 million for the three months ended December 31, 2015, primarily driven by increased interest expense.

Consolidated EBITDA

Based on the changes noted above, Consolidated EBITDA decreased $0.7 million to $6.7 million for the three months ended December 31, 2016, when compared to $7.4 million for the three months ended December 31, 2015. Consolidated EBITDA was $6.7 million in the third quarter of 2016. Stock based compensation and other excluded expenses are added back in the calculation of Consolidated EBITDA. See financial tables for a reconciliation of Consolidated EBITDA to net income.

Balance Sheet

As of December 31, 2016, the Company had cash and cash equivalents of $10.5 million compared to $6.9 million at the end of 2015. During fourth quarter 2016, the Company reduced its senior credit facility balance by $1.0 million to $82.0 million. Additional reductions of $4.1 million are expected to be made during first quarter 2017, including the annual Excess Cash Flow payment. The $5.0 million revolver remains undrawn.

Capital Expenditures

Capital expenditures were $2.8 million for the three months ended December 31, 2016, compared to $2.0 million in the same period in 2015.

Fourth Quarter Earnings Conference Call

Otelco has scheduled a conference call, which will be broadcast live over the internet, on Tuesday, March 7, 2017, at 11:30 a.m. (Eastern Time). To participate in the call, participants should dial (913) 312-1510 and ask for the Otelco call 10 minutes prior to the start time. Investors, analysts and the general public will also have the opportunity to listen to the conference call free over the internet by visiting the Company’s website at www.OtelcoInc.com. To listen to the live call online, please visit the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the webcast will be available on the Company's website at www.OtelcoInc.com for 30 days.  A two-week telephonic replay may also be accessed by calling (719) 457-0820 and entering the Confirmation Code 5132244.

ABOUT OTELCO

Otelco Inc. provides wireline telecommunications services in Alabama, Maine, Massachusetts, Missouri, New Hampshire, Vermont and West Virginia. The Company’s services include local and long distance telephone, digital high-speed data lines, transport services, network access, cable television and other related services. With approximately 94,000 voice and data access lines, which are collectively referred to as access line equivalents, Otelco is among the top 25 largest local exchange carriers in the United States based on number of access lines. Otelco operates eleven incumbent telephone companies serving rural markets, or rural local exchange carriers. It also provides competitive retail and wholesale communications services and technology consulting, managed services and private/hybrid cloud hosting services through several subsidiaries. For more information, visit the Company’s website at www.OtelcoInc.com.

FORWARD LOOKING STATEMENTS

Statements in this press release that are not statements of historical or current fact constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties, and other unknown factors that could impact the Company’s strategic review and exploration process or cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms “believes,” “belief,” “expects,” “intends,” “anticipates,” “plans,” or similar terms to be uncertain and forward-looking. There can be no assurance regarding the outcome of any decisions that the Company may make regarding strategic alternatives in connection with the strategic review and exploration process. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with the Securities and Exchange Commission.

OTELCO INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share par value and share amounts)

	As of December 31,
	2016	2015
Assets
Current assets
Cash and cash equivalents	$10,538	$6,884
Accounts receivable:
Due from subscribers, net of allowance for doubtful
accounts of $187 and $258, respectively	5,035	5,185
Other	1,528	1,722
Materials and supplies	2,184	1,906
Prepaid expenses	2,912	2,775
Deferred income taxes	-	57
Total current assets	22,197	18,529

Property and equipment, net	49,271	49,811
Goodwill	44,976	44,976
Intangible assets, net	1,785	2,363
Investments	1,821	1,846
Other assets	222	259
Total assets	$120,272	$117,784

Liabilities and Stockholders' Deficit
Current liabilities
Accounts payable	$1,477	$1,818
Accrued expenses	4,730	4,567
Advance billings and payments	1,487	1,418
Deferred income taxes	24	-
Customer deposits	62	68
Current maturity of long-term notes payable, net of debt issuance cost	6,071	2,203
Total current liabilities	13,851	10,074

Deferred income taxes	28,256	26,163
Advance billings and payments	1,987	628
Other liabilities	26	27
Long-term notes payable, less current maturities and debt issuance cost	86,860	97,052
Total liabilities	130,980	133,944

Stockholders' deficit
Class A Common Stock, $.01 par value-authorized 10,000,000 shares;
issued and outstanding 3,291,750 and 3,015,099 shares, respectively	33	30
Class B Common Stock, $.01 par value-authorized 250,000 shares;
issued and outstanding 0 and 232,780 shares, respectively	-	2
Additional paid in capital	4,186	3,881
Accumulated deficit	(14,927)	(20,073)
Total stockholders' deficit	(10,708)	(16,160)
Total liabilities and stockholders' deficit	$120,272	$117,784

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)

	Years Ended December 31,
	2016	2015	2014
Revenues	$68,944	$71,102	$73,870

Operating expenses
Cost of services	31,875	33,123	35,516
Selling, general and administrative expenses	10,234	9,846	10,913
Depreciation and amortization	8,022	8,878	10,583
Total operating expenses	50,131	51,847	57,012

Income from operations	18,813	19,255	16,858

Other income (expense)
Interest expense	(10,634)	(7,894)	(8,854)
Other income	625	1,067	210
Total other expense	(10,009)	(6,827)	(8,644)

Income before income tax expense	8,804	12,428	8,214
Income tax expense	(3,658)	(4,944)	(3,185)
Net income	$5,146	$7,484	$5,029

Weighted average number of common shares outstanding:
Basic	3,283,177	3,239,306	3,103,728
Diluted	3,404,696	3,313,641	3,168,161

Basic net income per common share	$1.57	$2.31	$1.62

Diluted net income per common share	$1.51	$2.26	$1.59

OTELCO INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
	Years Ended December 31,
	2016	2015	2014
Cash flows from operating activities:
Net income	$5,146	$7,484	$5,029
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation	7,137	7,678	8,941
Amortization	885	1,200	1,642
Amortization of loan costs	1,242	880	936
Loss on extinguishment of debt	155	-	-
Provision for deferred income taxes	2,001	1,882	2,692
Excess tax benefit from stock-based compensation	173	144	249
Provision for uncollectible accounts receivable	348	442	476
Stock-based compensation	415	362	643
Payment in kind interest - subordinated debt	273	-	-
Changes in operating assets and liabilities
Accounts receivable	(4)	(11)	(128)
Material and supplies	(278)	9	(261)
Prepaid expenses and other assets	(100)	878	(1,486)
Accounts payable and accrued expenses	(178)	227	(534)
Advance billings and payments	1,428	(45)	(67)
Other liabilities	(6)	(117)	(10)
Net cash from operating activities	18,637	21,013	18,122

Cash flows used in investing activities:
Acquisition and construction of property and equipment	(6,879)	(6,612)	(6,015)
Retirement of investment	(1)	-	(1)
Proceeds from sale of property and equipment	-	-	58
Purchase of Reliable Networks, net of cash acquired	-	-	(500)
Net cash used in investing activities	(6,880)	(6,612)	(6,458)

Cash flows used in financing activities:
Loan origination costs	(5,242)	(516)	-
Principal repayment of long-term notes payable	(103,052)	(12,083)	(16,498)
Proceeds from loan refinancing	100,300	-	-
Tax withholdings paid on behalf of employees for restricted stock units	(109)	-	-
Net cash used in financing activities	(8,103)	(12,599)	(16,498)

Net increase (decrease) in cash and cash equivalents	3,654	1,802	(4,834)
Cash and cash equivalents, beginning of period	6,884	5,082	9,916

Cash and cash equivalents, end of period	$10,538	$6,884	$5,082

Supplemental disclosures of cash flow information:
Interest paid	$8,364	$7,016	$7,924

Income taxes paid	$1,923	$2,414	$1,535

Conversion of Class B common stock to Class A common stock	$2	$-	$-

Issuance of Class A common stock	$1	$1	$-

Contact:
Curtis Garner
Chief Financial Officer
Otelco Inc.
205-625-3580
Curtis@otelcotel.com